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Exhibit (a)(1)(A)

COMPANY REPURCHASE NOTICE TO HOLDERS OF
1.25% CONTINGENT CONVERTIBLE SENIOR NOTES DUE 2024
ISSUED BY
SHUFFLE MASTER, INC.

(CUSIP No. 825549AB4)

March 19, 2009

To the Holders of the 1.25% Contingent Convertible Senior Notes Due 2024 (the "Notes") issued by Shuffle Master, Inc.:

        Shuffle Master, Inc., a Minnesota corporation (the "Company"), by this written notice hereby notifies the Trustee and the holders of the Notes (the "Holders"), pursuant to Section 3.08 of that certain Indenture, dated as of April 21, 2004, between the Company and Wells Fargo Bank, National Association, as Trustee (the "Indenture"), that Holders may at their option require the Company to repurchase their Notes by delivery of a Repurchase Notice, a form of which is included herewith. All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

        Repurchase Date:    April 15, 2009

        Repurchase Price:    $1,000 for each $1,000 of the aggregate principal amount of the Notes, together with accrued but unpaid interest thereon, up to but not including the Repurchase Date. The amount of aggregate accrued but unpaid interest that will be payable with respect to the Notes on the Repurchase Date is approximately $190,000. There are no Liquidated Damages payable with respect to the Notes as of the date hereof nor will there be any Liquidated Damages payable on the Notes as of the Repurchase Date.

        Conversion Price:    Approximately $28.07 per share of Common Stock as of the date hereof, subject to the adjustments described in Section 10.05 of the Indenture.

        Conversion Rights:    Holders may surrender Notes for conversion into cash and shares of our common stock prior to the maturity date in the following circumstances:

  •
  during any fiscal quarter commencing after the date of original issuance of the Notes, if the Common Stock Price for at least 20 Trading Days in the period of 30 consecutive Trading Days ending on the last Trading Day of the fiscal quarter preceding the quarter in which the conversion occurs is more than 120% of the Conversion Price in effect on that 30th Trading Day;

  •
  if the Company has called the particular Notes for redemption and the redemption has not yet occurred;

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  during the five Trading Day period immediately after any five consecutive Trading Day period in which the Trading Price of $1,000 in principal amount of the Notes for each day of such five consecutive Trading Day period was less than 95% of the product of the Common Stock Price on such day multiplied by the Conversion Rate on such day; or

  •
  upon the occurrence of specified corporate transactions described in the Indenture.

        The Notes as to which a Repurchase Notice has been given may be converted only if the applicable Repurchase Notice has been withdrawn in accordance with the terms of the Indenture.

        Notes must be surrendered to the Paying Agent to collect payment of the Repurchase Price and accrued but unpaid interest. Unless the Company defaults in making the payment of the Repurchase Price, interest and on the Notes covered by any Repurchase Notice will cease to accrue on and after April 15, 2009.

        The Repurchase Price for any Notes as to which a Repurchase Notice has been given and not withdrawn, together with accrued but unpaid interest payable with respect thereto, shall be paid promptly following the later of the Repurchase Date and the time of surrender of such Notes.

        To exercise its option to have the Company repurchase its Notes, a Holder must deliver the Repurchase Notice to the Company and the Paying Agent prior to 12:00 midnight New York City time on April 15, 2009 and effect a book entry transfer of the Notes to the Paying Agent; such book-entry transfer being a condition to receipt by a Holder of the Repurchase Price therefor.

        A Repurchase Notice may be withdrawn at any time prior to 5:00 p.m. New York City time on April 15, 2009 in accordance with the procedures described herein.

        The Trustee has informed the Company that, as of the date of this notice, all custodians and beneficial holders of the Notes hold the Notes through Depository Trust Company ("DTC") accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase hereunder must be delivered through the transmittal procedures of DTC.

The Paying Agent is:
Wells Fargo Bank, National Association

Bondholder Services
Wells Fargo Bank, N.A.
Corporate Trust Services
MAC N9311-110
625 Marquette Avenue
Minneapolis, MN 55479
Phone: 800-344-5128
Fax: 612-667-6282

        Additional copies of this repurchase notice may be obtained from the Paying Agent at its address set forth above.

 FORM OF REPURCHASE NOTICE

To: Shuffle Master, Inc.

        The undersigned registered holder of this Security requests and instructs the Company to repurchase this Security, or the portion hereof (which is $1,000 principal amount or a multiple thereof) designated below, on the date specified below, in accordance with the terms and conditions specified in paragraph 7 of this Security and the Indenture referred to in this Security and directs that the check in payment for this Security or the portion thereof and any Securities representing the portion of principal amount hereof not to be so repurchased, be issued and delivered to the registered holder hereof unless a different name has been indicated below. If any portion of this Security not repurchased is to be issued in the name of a Person other than the undersigned, the undersigned shall pay all transfer taxes payable with respect thereto.

Dated:

Signature(s)

Fill in for registration of Securities not repurchased if
to be issued other than to and in the name
of registered holder:

(Name)

(Street Address)

(City, state and zip code)

Please print name and address
principal amount to be repurchased (if less than all): $    ,000
date of requested repurchase: April 15, 20
            (specify either April 15, 2009, 2014 or 2019)

        No person has been authorized to give any information or to make any representations other than those contained in the Put Option and, if given or made, such information or representations must not be relied upon as having been authorized. The Put Option does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of the Put Option shall not under any circumstances create any implication that the information contained in the Put Option is current as of any time subsequent to the date of such information. None of the Company or its board of directors or employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder's Notes. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Notes for purchase and, if so, the amount of Notes to surrender.

 SUMMARY TERM SHEET

The following are answers to some of the questions that you, as a Holder, may have about the Put Option. We urge you to read carefully the remainder of this Company Notice and the other documents that are incorporated in this document by reference because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this document and the documents incorporated by reference.

WHO IS OFFERING TO PURCHASE THE NOTES?

•
Shuffle Master, Inc., a Minnesota corporation ("Shuffle Master" or the "Company"), is obligated, at your option, to purchase your validly surrendered 1.25% Contingent Convertible Senior Notes Due 2024 (the "Notes").

WHY IS SHUFFLE MASTER OFFERING TO PURCHASE MY NOTES?

•
The right of each holder (the "Holder") of the Notes to sell and the obligation of the Company to purchase the Notes pursuant to the Put Option is a term of the Notes and has been a right of Holders from the time the Notes were issued. We are required to repurchase the Notes of any Holder exercising the Put Option pursuant to the terms of the Notes and the Indenture (as defined below).

WHAT SECURITIES IS SHUFFLE MASTER OBLIGATED TO PURCHASE?

•
We are obligated to purchase all of the Notes surrendered, at the option of the Holder. As of March 19, 2009, there was $30,258,000 aggregate principal amount at maturity of Notes outstanding. The Notes were issued under an Indenture, dated as of April 21, 2004 (the "Indenture"), between Shuffle Master and Wells Fargo Bank, N. A., as trustee (the "Trustee").

HOW MUCH IS SHUFFLE MASTER OFFERING TO PAY FOR THE NOTES AND WHAT IS THE FORM OF PAYMENT?

•
Pursuant to the terms of the Indenture and the Notes, we are offering to pay $1,000 in cash plus accrued and unpaid interest to April 15, 2009 (the "Purchase Date") for each $1,000 principal amount of Notes (the "Purchase Price") with respect to any and all Notes validly surrendered for purchase and not withdrawn.

WHAT ARE THE SIGNIFICANT CONDITIONS TO THE PUT OPTION?

•
The purchase by us of validly surrendered Notes is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Company Notice.

WHAT IS THE MARKET VALUE OF THE NOTES?

•
There is no established reporting or trading system for the Notes. We believe that trading in the Notes has been limited and sporadic. Our common stock is listed on NASDAQ under the symbol "SHFL." On March 19, 2009, the closing price of our common stock, as reported on NASDAQ, was $3.07 per share.

WHAT IS THE PROCESS FOR SURRENDERING NOTES?

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To surrender your Notes for purchase pursuant to the Put Option, you must surrender the Notes through the transmittal procedures of the Depository Trust Company ("DTC") no later than 12:00 midnight, New York City time, on the Purchase Date.

  •
  Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder's Notes and instruct such nominee to surrender the Notes on the Holder's behalf through the transmittal procedures of DTC.

  •
  Holders who are DTC participants should surrender their Notes electronically through DTC's ATOP (as defined herein) system, subject to the terms and procedures of that system on or before 12:00 midnight, New York City time, on the Purchase Date.

  By surrendering your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Put Option set forth in this Company Notice.

WHEN DOES THE PUT OPTION EXPIRE?

•
The Put Option expires at 12:00 midnight, New York City time, on April 15, 2009. We will not extend the period Holders have to accept the Put Option unless required to do so by the Federal securities laws.

WHEN WILL HOLDERS RECEIVE PAYMENT FOR SURRENDERED NOTES?

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We will accept for payment all validly surrendered Notes promptly upon expiration of the Put Option. We will promptly forward to the Paying Agent the appropriate amount of cash required to pay the Purchase Price for the surrendered Notes, and the Paying Agent will promptly distribute the cash to the DTC, the sole record Holder. The DTC will thereafter distribute the cash to its participants in accordance with its procedures.

CAN HOLDERS WITHDRAW SURRENDERED NOTES?

•
You may withdraw your tendered Notes at any time on or before 5:00 p.m., New York City time, on April 15, 2009.

HOW DO HOLDERS WITHDRAW PREVIOUSLY SURRENDERED NOTES?

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You can withdraw Notes previously surrendered for purchase at any time until 5:00 p.m., New York City time, on the Purchase Date in accordance with the procedures described herein.

DO I NEED TO DO ANYTHING IF I DO NOT WISH TO SURRENDER MY NOTES FOR PURCHASE?

•
No. If you do not surrender your Notes before the expiration of the Put Option, we will not purchase your Notes and such Notes will remain outstanding subject to their existing terms.

IF I CHOOSE TO SURRENDER MY NOTES FOR PURCHASE, DO I HAVE TO SURRENDER ALL OF MY NOTES?

•
No. You may surrender all of your Notes, a portion of your Notes or none of your Notes for purchase. If you wish to surrender a portion of your Notes for purchase, however, you must surrender your Notes in a principal amount at maturity of $1,000 or an integral multiple thereof.

WHAT HAPPENS TO NOTES THAT ARE NOT SURRENDERED?

•
Any Notes that are not surrendered will continue to be our obligations. Holders of those outstanding Notes will continue to have all the rights associated with those Notes.

MAY HOLDERS STILL CONVERT NOTES INTO SHARES OF SHUFFLE MASTER COMMON STOCK?

•
Yes, you will continue to have the right to convert the Notes into cash and shares of the Company's common stock, $0.01 par value per share, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. However, if you tender your Notes in the Put Option, you may convert your Notes only if you properly withdraw your Notes before your right to withdraw has expired.

IF I AM A UNITED STATES PERSON FOR U.S. FEDERAL INCOME TAX PURPOSES, WILL I HAVE TO PAY TAXES IF I SURRENDER MY NOTES FOR PURCHASE IN THE PUT OPTION?

•
The receipt of cash in exchange for Notes pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes and you may recognize gain, income, loss or deduction. You should consult with your tax advisor regarding the actual tax consequences to you.

WHO IS THE PAYING AGENT?

•
Wells Fargo Bank, N. A., the trustee under the Indenture, is serving as Paying Agent in connection with the Put Option. Its address and telephone number are set forth on the front cover page of this Company Notice.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE PUT OPTION?

•
Questions and requests for assistance in connection with the surrender of Notes for purchase in the Put Option may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the cover of this Company Notice.

IS SHUFFLE MASTER MAKING ANY RECOMMENDATION ABOUT THE PUT OPTION?

•
None of the Company or its board of directors or employees are making any recommendation as to whether or not you should tender your Notes pursuant to the Put Option. Holders should determine whether or not to tender their Notes pursuant to the Put Option based upon, among other things, their own assessment of the current market value of the Notes, liquidity needs and investment objectives.

In this Statement, "Shuffle Master, Inc.," "Shuffle Master," "we," "us," "our" and the "Company" refer to Shuffle Master, Inc. and its consolidated subsidiaries, unless the context requires otherwise.

 IMPORTANT INFORMATION CONCERNING THE OPTION

        1.     Information Concerning The Company.    Shuffle Master, Inc., a Minnesota corporation (the "Company"), is obligated to purchase the 1.25% Contingent Convertible Senior Notes Due 2024 (the "Notes") which have been surrendered for purchase pursuant to the Put Option and not validly withdrawn. The Notes are convertible into the common stock, $0.01 par value per share (the "Common Stock"), of the Company, subject to the terms, conditions and adjustments specified in the Indenture and the Notes.

        Unless the context indicates otherwise, references to "Shuffle Master, Inc.", "we", "us", "our", or the "Company", include Shuffle Master, Inc. and its consolidated subsidiaries. The Company specializes in providing casinos and other gaming customers with products and services that improve their table game speed, profitability, productivity and security. We are a Minnesota corporation formed in 1983. We conducted our initial public offering and became a NASDAQ-listed public company in 1992. Our corporate offices are located at 1106 Palms Airport Drive, Las Vegas, Nevada 89119 and our telephone number is 702-897-7150.

        2.     Information Concerning The Notes.    The Notes were issued under an Indenture, dated as of April 21, 2004, as amended (the "Indenture"), between the Company and Wells Fargo Bank, National Association, as trustee (the "Trustee"). The Notes mature on April 15, 2024.

          2.1.    The Company's Obligation to Purchase the Notes.    Pursuant to the terms of the Notes and the Indenture, the Company is obligated to purchase all Notes validly surrendered for purchase and not withdrawn, at the option of each holder of Notes (each a "Holder"), on April 15, 2009. This Put Option will expire at 12:00 a.m., New York City time, on Wednesday, April 15, 2009 (the "Purchase Date"). If we make any change to this Put Option which we determine constitutes a material change, or if we waive a material condition to this Put Option, we will promptly disclose the change or waiver in a supplement to this Company Notice that we will distribute to registered holders, and we will make a public announcement of such change or waiver promptly afterward by means of a press release. We may be required to extend the Purchase Date for a period of five to ten business days, depending on the significance of the change or waiver, if the Put Option would otherwise expire during the five to ten business day period. If we are required to extend the Purchase Date, we will make a public announcement of such extension promptly by means of a press release. If we are required to extend the Purchase Date and do not accept and pay for surrendered Notes promptly after April 15, 2009, such failure to pay would be a default under the Indenture. The purchase by the Company of validly surrendered Notes is not subject to any condition other than such purchase being lawful and the procedural requirements described in this Company Notice.

          2.2.    Purchase Price.    Pursuant to the Indenture and the Notes, the purchase price to be paid by the Company for the Notes on the Purchase Date is $1,000 per $1,000 principal amount at maturity of the Notes (the "Purchase Price"). The Purchase Price will be paid in cash with respect to any and all Notes validly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on the Purchase Date. Notes surrendered for purchase will be accepted only in principal amounts at maturity equal to $1,000 or integral multiples thereof.

          The Purchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the Common Stock. Thus, the Purchase Price may be significantly higher or lower than the market price of the Notes on the Purchase Date. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and the Common Stock before making a decision whether to surrender their Notes for purchase.

          None of the Company or its board of directors or employees are making any recommendation to Holders as to whether to surrender or refrain from surrendering Notes for purchase pursuant to this Company Notice. Each Holder must make such Holder's own decision whether to surrender such Holder's Notes for purchase and, if so, the principal amount of Notes to surrender based on such Holder's assessment of current market value of the Notes and the Common Stock and other relevant factors.

          2.3.    Conversion Rights of the Notes.    Holders that do not surrender their Notes for purchase pursuant to the Put Option will maintain the right to convert their Notes into Common Stock, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. Any Notes which are surrendered pursuant to the Put Option may be converted in accordance with the terms of the Indenture and the Notes only if such surrender has been validly withdrawn prior to 5:00 p.m., New York City time, on the Purchase Date, as described in Section 4 below.

          2.4.    Market for the Notes and the Company's Common Stock.    There is no established reporting system or trading market for trading in the Notes. We believe that trading in the Notes has been limited and sporadic. We believe that there is no practical way to accurately determine the trading history of the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company's operating results, the market price and implied volatility of the Common Stock and the market for similar Notes. Following the expiration of the Put Option, we expect that Notes not purchased in the Put Option will continue to be traded over the counter; however, the trading market for the Notes may be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our purchase of a significant amount of the Notes pursuant to the Put Option will reduce the float and may negatively affect the liquidity, market value and price volatility of the Notes that remain outstanding following the Put Option. We cannot assure you that a market will exist for the Notes following the Put Option. The extent of the public market for the Notes following consummation of the Put Option will depend upon, among other things, the remaining outstanding principal amount at maturity of the Notes at such time, the number of holders of Notes remaining at that time and the interest on the part of securities firms in maintaining a market in the Notes. The Trustee has informed us that, as of the date of this Company Notice, all of the Notes are held in global form through DTC. As of the close of business on March 19, 2009, there was $30,258,000 aggregate principal amount at maturity of Notes outstanding and DTC was the sole record Holder of the Notes.

          The Common Stock into which the Notes are convertible is traded on the Nasdaq National Market ("NASDAQ") under the symbol "SHFL." The following table sets forth quarterly high and low prices for trades of our common stock during the quarters indicated:

	2009				2008		2007
	High		Low		High	Low	High	Low
First Quarter	$5.43		$2.50		$14.04	$7.77	$32.82	$23.65
Second Quarter	$3.70	(1)	$1.97	(1)	10.24	4.50	27.75	16.50
Third Quarter					8.38	3.93	19.78	14.47
Fourth Quarter					5.89	2.60	17.87	13.15

  (1)
  The high and low prices for trades for the second fiscal quarter is through March 19, 2009.

          The closing price of our common stock on March 19, 2009, was $3.07 per share. As of March 19, 2009, there were approximately 53,640,183 shares of Common Stock outstanding. We urge you to obtain current market information for the Notes, to the extent available, and the Common Stock before making any decision to surrender your Notes pursuant to the Put Option.

          2.5.    Redemption.    Beginning on April 21, 2009, we may redeem the Notes, in whole at any time, or in part from time to time, for cash at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest (including liquidated damages, if any) up to but not including the date of redemption, as provided for in the Indenture and the Notes.

          2.6.    Change in Control.    If a Change in Control (as defined in the Indenture) occurs, each Holder may require that we repurchase all or a portion of the Holder's Notes on the date fixed by us that is not less than 30 days nor more than 45 days after we give notice of the Change in Control. We will repurchase the Notes for an amount of cash equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest (including liquidated damages, if any) up to but not including the date of repurchase.

          2.7.    Ranking.    The Notes are our senior unsecured obligations and rank equally in right of payment with our existing and future senior indebtedness and senior to any future subordinated indebtedness. The Notes are effectively subordinated to any future secured indebtedness to the extent of the value of the assets securing such secured indebtedness. As of January 31, 2009, we had $87,000,000 of senior secured indebtedness outstanding ($22 million under our revolving credit facility (our "Revolver") and $65 million under our term loan). As of March 19, 2009, we had $30,258,000 of senior unsecured indebtedness outstanding. The Notes will be structurally subordinated to all liabilities of our subsidiaries, which may include guarantees of our debt and will include trade payables.

          2.8.    Dividends.    The Holders of Notes are not entitled to dividends. Upon conversion into Common Stock, the Holders will be entitled to dividends, if any, made to holders of Common Stock.

        3.     Procedures To Be Followed By Holders Electing To Surrender Notes For Purchase. Holders will not be entitled to receive the Purchase Price for their Notes unless they validly surrender and do not withdraw the Notes on or before 5:00 p.m., New York City time, on the Purchase Date. Only registered Holders are authorized to surrender their Notes for purchase. Holders may surrender some or all of their Notes; however, any Notes surrendered must be in $1,000 principal amount at maturity or an integral multiple thereof. If Holders do not validly surrender their Notes on or before 5:00 p.m., New York City time, on the Purchase Date, their Notes will remain outstanding subject to the existing terms of the Notes.

          3.1.    Method of Delivery.    The Trustee has informed the Company that, as of the date of this Company Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase hereunder must be delivered through DTC's Automatic Tender Offer Program ("ATOP"). This Company Notice constitutes the Company Repurchase Notice (as defined in the Indenture) and delivery of Notes via ATOP will satisfy the notice requirements of the Indenture. Delivery of Notes and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.

          3.2.    Agreement to be Bound by the Terms of the Put Option.    By surrendering your Notes through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

    •
    such Notes shall be purchased as of the Purchase Date pursuant to the terms and conditions set forth in this Company Notice;

    •
    such Holder has received this Company Notice and acknowledges that this Company Notice provides the notice required pursuant to the Indenture;

    •
    upon the terms and subject to the conditions set forth in this Company Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company, all right, title and interest in and to all the Notes surrendered, (ii) releases and discharges the Company and its directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes and (iii) irrevocably constitutes and appoints Wells Fargo Bank, National Association (the "Paying Agent") as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Purchase Price of any surrendered Notes that are purchased by the Company), all in accordance with the terms set forth in this Company Notice;

    •
    such Holder represents and warrants that such Holder (i) owns the Notes surrendered and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that when such Notes are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

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    such Holders agree, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

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    such Holder understands that all Notes properly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on the Purchase Date will be purchased at the Purchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes, the Company Notice and related notice materials, as amended and supplemented from time to time;

    •
    payment for Notes purchased pursuant to the Company Notice will be made by deposit of the Purchase Price for such Notes with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

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    surrenders of Notes may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Company Notice at any time prior to 5:00 p.m., New York City time, on the Purchase Date;

    •
    all authority conferred or agreed to be conferred pursuant to the terms of the Put Option hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder's heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

    •
    the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

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    all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Notes pursuant to the procedures described in this Company Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole direction, which determination shall be final and binding on all parties.

          3.3.    Delivery of Notes.

          Notes Held Through a Custodian.    A Holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder's Notes and instruct such nominee to surrender the Notes for purchase on the Holder's behalf through the transmittal procedures of DTC as set forth below in "Notes in Global Form" on or prior to 12:00 midnight, New York City time, on the Purchase Date.

          Notes in Global Form.    A Holder who is a DTC participant may elect to surrender to the Company such Holder's beneficial interest in the Notes by electronically transmitting such Holder's acceptance through ATOP, subject to the terms and procedures of that system on or prior to 12:00 midnight, New York City time, on the Purchase Date.

          In surrendering through ATOP, the electronic instructions sent to DTC by the Holder or by a broker, dealer, commercial bank, trust company or other nominee on such Holder's behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of and agreement to be bound by the terms of the Put Option, including those set forth above under "—Agreement to be Bound by the Terms of the Put Option."

        4.     Right Of Withdrawal.    Notes surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Purchase Date. In order to withdraw Notes, Holders must comply with the withdrawal procedures of the DTC prior to 5:00 p.m., New York City time, on the Purchase Date. Notes withdrawn from the Put Option may be resurrendered by following the surrender procedures described in Section 3 above.

        This means a Holder must deliver, or cause to be delivered, a valid withdrawal request through ATOP from the tendering DTC participant before 5:00 p.m., New York City time, on the Purchase Date. The withdrawal notice must:

  •
  specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Notes were tendered and such participant's account number at DTC to be credited with the withdrawn Notes;

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  contain a description of the Notes to be withdrawn (including the principal amount to be withdrawn); and

  •
  be submitted through the DTC ATOP system by such participant under the same name as the participant's name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes.

        We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

        5.     Payment For Surrendered Notes.    We will promptly forward to the Paying Agent the appropriate amount of cash required to pay the Purchase Price for the surrendered Notes, and the Paying Agent will promptly thereafter cause the cash to be distributed to each record Holder that has validly delivered its Notes prior to 12:00 midnight, New York City time, on the Purchase Date and not validly withdrawn such delivery prior to 5:00 p.m., New York City time, on the Purchase Date.

        The total amount of funds required by us to purchase all of the Notes is approximately $30,500,000 (assuming all of the Notes are validly surrendered for purchase and accepted for payment). In the event any Notes are surrendered and accepted for payment, we intend to draw on our Revolver and/or use cash on hand to repurchase the remaining outstanding Notes.

        6.     Notes Acquired.    Any Notes purchased by us pursuant to the Put Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

        7.     Plans Or Proposals Of The Company.    Except as publicly disclosed on or prior to the date of this Company Notice, the Company does not currently have any plans which would be material to a Holder's decision to surrender Notes for purchase in the Put Option, which relate to or which would result in:

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  any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

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  any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

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  any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

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  any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

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  any other material change in the corporate structure or business of the Company;

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  any class of equity securities of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

  •
  any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

  •
  the suspension of the obligation of the Company to file reports under Section 15(d) of the Exchange Act;

  •
  the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; or

  •
  any changes in the charter, bylaws or other governing instruments of the Company or other actions that could impede the acquisition of control of the Company.

        8.     Interests Of Directors, Executive Officers And Affiliates Of The Company In The Notes.    Except as otherwise disclosed below, based on a reasonable inquiry by the Company:

  •
  none of the Company or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Notes;

  •
  the Company will not purchase any Notes from such persons; or

  •
  during the 60 days preceding the date of this Company Notice, none of such officers, directors or affiliates has engaged in any transactions in the Notes.

        A list of the directors and executive officers of the Company is attached to this Company Notice as Annex A.

        9.     Purchases Of Notes By The Company And Its Affiliates.    Each of the Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes) other than through the Put Option until at least the tenth business day after the Purchase Date. Following such time, if any Notes remain outstanding, the Company and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Purchase Price. Any decision to purchase Notes after the Put Option, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes surrendered for purchase pursuant to the Put Option, the market price of the Common Stock, the business and financial position of the Company and general economic and market conditions.

        10.   Material United States Tax Considerations.    The following discussion is a summary of certain U.S. federal income tax considerations relevant to the sale of the Notes pursuant to the Put Option. This discussion applies only to persons who hold the Notes as capital assets (generally, property held for investment within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code")). This discussion is based upon the Code, Treasury Regulations, Internal Revenue Service ("IRS") rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect. This discussion does not discuss every aspect of U.S. federal income taxation that may be relevant to a particular taxpayer in light of their personal circumstances or to persons who are otherwise subject to special tax treatment (including, without limitation, banks, broker-dealers, insurance companies, pension and other employee benefit plans, tax-exempt organizations and entities, persons who acquire Notes in connection with the performance of services, certain U.S. expatriates, persons holding Notes as a part of a hedging or conversion transaction or a straddle, partnerships or pass-through entities and owners of interest therein, United States persons whose functional currency is not the U.S. dollar and, except to the extent discussed below, persons who are not U.S. Holders (as defined below)) and it does not discuss the effect of any applicable U.S. state and local or non-U.S. federal tax laws or U.S. federal tax laws other than U.S. income tax law. We have not sought and will not seek any rulings from the IRS concerning the tax consequences of the repurchase of the Notes and, accordingly, there can be no assurance that the IRS will not successfully challenge the tax consequences described below.

        If a partnership holds Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Notes, you should consult your tax advisor regarding the tax consequences of the repurchase of the Notes.

        EACH HOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REPURCHASE OF NOTES, AS WELL AS ANY TAX CONSEQUENCES APPLICABLE UNDER THE LAWS OF ANY U.S. STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION AND OTHER U.S. FEDERAL TAX LAWS.

        U.S. Holders.    As used herein, the term "U.S. Holder" refers to a person that is classified for U.S. federal income tax purposes as a "United States person". For this purpose, a United States person includes any person who is, for U.S. federal income tax purposes, (i) an individual who is citizen or resident of the United States, (ii) a corporation created or organized in the United States or under the laws of the United States or of any state or political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on

August 20, 1996 and treated as United States persons prior to such date that elect to continue to be treated as United States persons shall also be considered U.S. Holders.

        Upon the sale of a Note pursuant to the Put Option, a U.S. Holder will recognize gain or loss to the extent of the difference between the cash received in exchange therefor (except to the extent attributable to the payment of accrued and unpaid interest on the Notes, which generally will be taxed as ordinary income to the extent that the holder has not previously recognized this income), and the U.S. Holder's adjusted tax basis in the Notes. A U.S. Holder's tax basis in a Note will initially equal the cost of the Note and will subsequently be increased by any market discount previously included in income by the U.S. holder with respect to the Note and reduced by any amortizable bond premium previously taken into account by the U.S. holder with respect to the Note. Generally, except to the extent of accrued market discount (if any) on repurchased Notes that such holder has not previously included in income (which will be taxable as ordinary income as discussed below), any such gain or loss recognized by a U.S. Holder upon the repurchase will be capital gain or loss. In the case of a non-corporate U.S. Holder, such capital gain will be subject to tax at a reduced rate if the Note is held for more than one year. The deductibility of capital losses is subject to limitation.

        An exception to the capital gain treatment described above may apply to a U.S. Holder who purchased a Note at a "market discount." Subject to a statutory de minimis exception. Notes have market discount if they were purchased at an amount less than the stated principal amount of the Notes. In general, unless the U.S. Holder has elected to include market discount in income currently as it accrues, any gain realized by a U.S. Holder on the sale of Notes having market discount in excess of a de minimis amount will be treated as ordinary income to the extent of the lesser of (a) the gain recognized or (b) the portion of the market discount that has accrued (on a straight-line basis or, at the election of the U.S. Holder, on a constant-yield basis) while such Notes were held by the U.S. Holder.

        Non-U.S. Holders.    As used herein, the term "Non-U.S. Holder" refers to a person that is classified for U.S. federal income tax purposes as (i) a non-resident alien individual, (ii) a foreign corporation, or (iii) a foreign estate or trust.

        In general, amounts received by a Non-U.S. Holder on the repurchase of the Notes attributable to interest will not be subject to U.S. federal withholding tax under the so-called "portfolio interest" exception provided that:

  •
  the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all our classes of stock entitled to vote;

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  the Non-U.S. Holder is not a controlled foreign corporation that is related to us actually or constructively through stock ownership;

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  the Non-U.S. Holder is not a bank that received the Notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

  •
  either (1) the Non-U.S. Holder certifies on IRS Form W-8BEN (or a suitable substitute or successor form) provided to us or the Paying Agent, under penalties of perjury, that it is not a United States person and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the Notes on behalf of the Non-U.S. Holder certifies to us or the Paying Agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement, under penalties of perjury, that such holder is not a United States person and provides us or the Paying Agent with a copy of such statement or (3) the Non-U.S. Holder holds its Notes directly through a "qualified intermediary" and the qualified intermediary has sufficient information in its files indicating that the holder is not a U.S. Holder. A qualified intermediary is a bank, broker or other intermediary that (i) is either a U.S. or non-U.S. entity, (ii) is acting out of a non-U.S.

    branch or office and (iii) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

        If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest to such holder will be subject to the 30% U.S. federal withholding tax and will be made net of such withholding, unless, prior to such payment of interest, the holder provides us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the conduct of a U.S. trade or business. If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on a Note is effectively connected with the conduct of that trade or business, the holder will be subject to U.S. federal income tax on that interest on a net income basis (although the holder will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) generally in the same manner as if the Non-U.S. Holder was a United States person as defined under the Code. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

        Non-U.S. Holders generally will not be subject to U.S. federal income taxation, including by way of withholding, on gain recognized on a repurchase of Notes unless (i) the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and if a tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder), (ii) in the case of a Non-U.S. Holder who is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met, or (iii) we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes. We believe we are not and have not been a "U.S. real property holding corporation" for U.S. federal income tax purposes.

        A Non-U.S. Holder whose gain is effectively connected with the conduct of a trade or business within the United States generally will be subject to U.S. federal income tax on the net gain derived from the sale. Any such effectively connected gain received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be applicable under an income tax treaty.

        Backup Withholding.    To prevent backup withholding on payments made to each surrendering U.S. Holder, each such U.S. Holder should either (x) provide such Holder's correct taxpayer identification number ("TIN") by completing an IRS Form W-9, certifying that (1) such Holder is a "United States person" (as defined in section 7701(a)(30) of the Code), (2) the TIN provided is correct (or that such U.S. Holder is awaiting a TIN) and (3) that such U.S. Holder is not subject to backup withholding because: (a) such Holder is exempt from backup withholding, (b) such Holder has not been notified by the IRS that such Holder is subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified such U.S. Holder that he, she or it is no longer subject to backup withholding, or (y) otherwise establish an exemption. Otherwise, backup withholding may apply until such Holder furnishes such Holder's TIN (and, if such Holder has not already done so, the completed IRS Form W-9 described above). If a tendering U.S. Holder does not provide the correct TIN or an adequate basis for exemption, such Holder may be subject to a $50 penalty imposed by the IRS, and payments made with respect to the tendered Notes may be subject to backup withholding. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is timely furnished to the IRS.

        Certain U.S. Holders (including among others corporations) are exempt recipients not subject to backup withholding requirements. To avoid possible erroneous backup withholding exempt U.S. Holders while not required to file IRS Form W-9 should complete and return the IRS Form W-9 (checking the "Exempt" box on its face).

        To prevent backup withholding, non-U.S. Holders should (i) submit a properly completed IRS Form W-8BEN, certifying under penalties of perjury to the holder's foreign status or (ii) otherwise establish an exemption.

        11.   Additional Information.    The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at Station Place, 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC's home page on the Internet at www.sec.gov. Such reports and other information concerning the Company may also be inspected at the offices of the NASDAQ located at One Liberty Plaza, 50th Floor, New York, New York 10006.

        The Company has filed with the SEC a Tender Offer Statement on Schedule TO-I, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option. The Tender Offer Statement on Schedule TO-I, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

        The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition.

  •
  The Company's Annual Report on Form 10-K for the year ended October 31, 2008;

  •
  The Company's Quarterly Report on Form 10-Q for the period ended January 31, 2009;

  •
  All other reports filed pursuant to Sections 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above;

  •
  All documents filed with the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Company Notice and prior to 12:00 midnight, New York City time, on the Purchase Date; and

  •
  The description of the Common Stock and Contingent Convertible Senior Notes due 2024 contained in the Company's Registration Statement on Form S-1 filed with the SEC on July 14, 2008, as amended.

        In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct. If a material change occurs in the information set forth in this Company Notice, we will amend the Schedule TO accordingly.

        12.   No Solicitations.    The Company has not employed any persons to make solicitations or recommendations in connection with the Put Option.

        13.   Definitions.    All capitalized terms used but not specifically defined in this Company Notice shall have the meanings given to such terms in the Indenture and the Notes.

        14.   Conflicts.    In the event of any conflict between this Company Notice on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

        None of the Company or its board of directors or employees are making any recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for purchase pursuant to this Company Notice. Each Holder must make such Holder's own decision whether to surrender such Holder's Notes for purchase and, if so, the principal amount of Notes to surrender based on their own assessment of current market value and other relevant factors.

                      SHUFFLE MASTER, INC.

 ANNEX A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth the names of each of the members of the Company's board of directors and each of the Company's executive officers.

Directors

Name	Title
Phillip C. Peckman	Chairman, Director
GarrGarry W. Saunders	Director
Louis Castle	Director
John R. Bailey	Director
William Warner	Director
Timothy J. Parrott	Director

Executive Officers

Name	Title
Timothy J. Parrott	Chief Executive Officer
Coreen Sawdon	Senior Vice President, Chief Accounting Officer and Acting Chief Financial Officer
David B. Lopez	Executive Vice President
Roger Snow	Executive Vice President
Jerome R. Smith	Executive Vice President, General Counsel and Corporate Secretary

        The business address of each person set forth above is c/o Shuffle Master, Inc., 1106 Palms Airport Drive, Las Vegas, Nevada 89119 and the telephone number there is (702) 897-7150.

QuickLinks

  Exhibit (a)(1)(A)
COMPANY REPURCHASE NOTICE TO HOLDERS OF 1.25% CONTINGENT CONVERTIBLE SENIOR NOTES DUE 2024 ISSUED BY SHUFFLE MASTER, INC. (CUSIP No. 825549AB4)
The Paying Agent is: Wells Fargo Bank, National Association
FORM OF REPURCHASE NOTICE
TABLE OF CONTENTS
SUMMARY TERM SHEET
IMPORTANT INFORMATION CONCERNING THE OPTION
ANNEX A BOARD OF DIRECTORS AND EXECUTIVE OFFICERS